Exhibit (a)(5)(C)

Asta Funding, Inc. Announces Preliminary Results of its Tender Offer

Englewood Cliffs, NJ (February 16, 2017) — Asta Funding, Inc. (NASDAQ: ASFI) (“Asta” or the “Company”) today announced the preliminary results of its self-tender offer, which expired February 15, 2017, at 11:59 p.m., New York City time. Based on the preliminary count by American Stock Transfer & Trust Company LLC, the depositary for the tender offer, a total of approximately 6,072,291 shares of the Company’s common stock were validly tendered and not validly withdrawn, including approximately 141,039 shares that were tendered through notice of guaranteed delivery. The number of shares conditionally tendered was 400 based on the preliminary count by the depositary.

Because the tender offer is oversubscribed by approximately 758,282 shares, the Company expects to purchase only a prorated portion of the shares properly tendered by each tendering stockholder. The depositary has informed the Company that the preliminary proration factor for the tender offer is expected to be approximately 87.51% of the shares validly tendered and not validly withdrawn. The number of shares tendered and not validly withdrawn and the proration factor are preliminary and are subject to verification by the depositary and the proper delivery of all shares tendered (including shares tendered pursuant to the guaranteed delivery procedures). The final number of shares to be purchased in the tender offer and the final proration factor will be announced following the expiration of the guaranteed delivery period and the completion by the depositary of the confirmation process. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter. The shares expected to be acquired represent approximately 44.7% of the total number of shares of the Company’s common stock issued and outstanding as of February 6, 2017.

Innisfree M&A Incorporated is acting as information agent for the tender offer (the “Information Agent”) and American Stock Transfer & Trust Company LLC is acting as depositary for the tender offer. For more information about the tender offer, please contact the Information Agent at (888) 750-5834.

About Asta Funding, Inc.

Asta Funding, Inc. (NASDAQ:ASFI), headquartered in Englewood Cliffs, New Jersey, is a diversified financial services company that assists consumers and serves investors through the strategic management of four complementary business segments: Personal Injury Claims, Structured Settlements, Consumer Debt and Disability Advocacy. Founded in 1994 as a sub-prime auto lender, Asta now manages business units that include funding of personal injury claims through its wholly owned subsidiary, Simia Capital, LLC; structured settlements through its wholly owned subsidiary, CBC Settlement Funding LLC; acquiring and managing international distressed consumer receivables through its wholly owned subsidiary, Palisades Acquisitions LLC; and benefits advocacy through its wholly owned subsidiary, GAR Disability Advocates, LLC. For additional information, please visit our website at http://www.astafunding.com.

Cautionary Note Regarding Forward-Looking Statements

All statements in this news release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," or "believes" or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor's willingness to pay the debt we acquire, and statements of assumption underlying any of the foregoing, as well as other factors set forth under "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2016, and other filings with the U.S. Securities and Exchange Commission (the “SEC”). All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements.

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